Exhibit 2.2

State of Delaware Secretary of State Division of Corporations Delivered 04:17 PM 08/06/2020 FILED 04:17 PM 08/06/2020 SR 20206620712 - File Number 3372264

CERTIFICATE OF FORMATION

OF

LODE Payments International LLC

FIRST: The name of the limited liability company is: LODE Payments International LLC

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation on this August 06, 2020.

Harvard Business Services, Inc., Authorized Person
By: Michael J. Bell, President